EXHIBIT 21.1

Subsidiaries

Name of Subsidiary	Jurisdiction of Organization	Percent Owned
1.21 Gigawatts, LLC	Delaware	100%
APLD Rattlesnake Den I LLC	Delaware	100%
APLD ELN-01 LLC	Nevada	100%
APLD ELN-02 LLC	Delaware	100%
Applied Talent Resources LLC	Nevada	100%
APLD GPU-01 LLC	Delaware	100%
APLD OKC-01 LLC	Nevada	100%
APLD SLC-01 LLC	Delaware	100%
APLD IOWA-01 LLC	Nevada	100%
APLD HPC-01 LLC	Delaware	100%
James River Housing LLC	Delaware	100%
APLD AST-01 Holdings LLC	Delaware	100%
APLD AST-01 LLC	Delaware	100%
Sai Computing Holdings LLC	Delaware	100%
Sai Computing LLC	Delaware	100%
Sai - Foundry Computing LLC	Delaware	98%
Applied Digital Cloud Corporation	Nevada	100%
APLD Holdings 1 LLC	Delaware	100%
APLD Holdings 2 LLC	Delaware	100%
APLD ALX-01 LLC	Delaware	100%
APLD Hosting, LLC APLD HPC TopCo LLC APLD HPC Holdings LLC Applied Talent Resources – HPC LLC APLD ELN-02 LandCo LLC APLD ELN-03 LLC APLD ELN-02 C LLC	Nevada Delaware Delaware Delaware Delaware Delaware Delaware	100% 100% 100% 100% 100% 100% 100%